IMMTECH INTERNATIONAL, INC.
                1890 Maple Avenue, Suite 110, Evanston, IL 60201
                                Tel:847-869-0033
                                Fax:847-869-0045

The University of North Carolina
at Chapel Hill
Office of Technology Development
308 Bynum Hall
Chapel Hill, NC 27599-4105
Tel: 919-966-3929
Fax: 919-962-0646

Pharm-Eco Laboratories, Inc.
128 Spring Street
Lexington, MA 02173
Tel: 617-861-9303
Fax: 617-861-9386

                          Re: Formation of Research Collaboration

      This Letter Agreement is a binding agreement setting forth the terms upon which Immtech International, Inc. ("Immtech"), Pharm-Eco Laboratories, Inc. ("Pharm-Eco") and The University of North Carolina at Chapel Hill ("UNC") will research, develop, finance the research and development of, manufacture and market the technology and compounds owned by a consortium of universities including UNC, Duke University, Auburn University and Georgia State University (the "Consortium") and currently licensed or optioned to Pharm-Eco and described on Exhibit A hereto (the "Current Compounds") and all technology and compounds developed by the Consortium after the date hereof through use of Immtech sponsored research funding or National Cooperative Drug Development grant funding made available to the Consortium (the "Future Compounds" and, collectively with the Current Compounds, the "Compounds"). Immtech and Pharm-Eco contemplate entering into agreements regarding the license or assignment of certain intellectual property rights licensed to or otherwise held by Pharin-Eco relating to the Compounds and forming a joint venture or entering into other contractual arrangements for the manufacture of products derived from the Compounds. UNC contemplates entering into agreements with Immtech including the licensing and assignment of rights in intellectual property relating to the Compounds owned by UNC and the Consortium, and into sponsored research agreement funded by Immtech. The structure of the transactions with respect to the research collaboration will include an equity financing by Immtech, the license of the Compounds to Immtech and the issuance of securities, payment of royalties and grant of related rights by Immtech in consideration for the license, pursuant to this Letter Agreement and one or more superceding definitive agreements (the "Definitive Agreements"), on the following principal terms:

      1.    Financing.

            (a) Immtech will use reasonable efforts to complete an initial public offering of shares of its Common Stock, par value $0.01 per share ("Common Stock"), generating gross proceeds of at least $10,000,000 (the "IPO") within nine months after the date of this Letter Agreement. At Immtech's option, the IPO may also include, in addition to shares of Common Stock, any other equity security of Immtech, or any security convertible into or exercisable for any equity security of Immtech.

            (b) Immtech, at its option and in lieu of completing the IPO, may use reasonable efforts to enter into agreements with one or more investors for an aggregate equity investment of at least $10,000,000 within nine months after the date of this Letter Agreement (an "Alternative Financing").

            (c) Pharm-Eco and UNC (as licensor) will each use reasonable efforts to cooperate with Immtech in completing the IPO or an Alternative Financing, including, without limitation, by providing Immtech, its counsel, accountants and other representatives and any underwriter or third party investor and its counsel and other representatives with all documents, information and other materials that any such party deems reasonably necessary to prepare a prospectus, to otherwise comply with state or federal securities laws or to conduct due diligence.

            (d) Upon the closing of an IPO or an Alternative Financing, Immtech will use the greater of (i) 33% of the net proceeds from the IPO or an Alternative Financing and (ii) $5,000,000 to develop the Compounds.

      2.    License of the Compounds.

            (a) From the date of this Letter Agreement until the completion of the IPO or an Alternative Financing, Immtech may request UNC's written consent for Immtech to use one or more of the Compounds to conduct clinical studies, subject to the provisions of paragraph 9(a). Immtech will also have the right to describe, and to provide information regarding, the Compounds to facilitate the completion of the IPO or an Alternative Financing.

            (b) Upon the completion of the IPO or an Alternative Financing, Pharm-Eco will grant or assign to Immtech, and UNC will take any action necessary to consent to the grant or assignment by Pharm-Eco to Immtech of, an exclusive worldwide license to use, manufacture, have manufactured, promote, sell, distribute or otherwise dispose of any and all products based directly or indirectly on the Current Compounds (the "Current Products").

            (c) Immtech will have the right to grant sublicenses to any third party who agrees to be bound by the terms of this Letter Agreement in accordance with the terms of its License Agreement with UNC.

            (d) Upon completion of the IPO or an Alternative Financing, UNC will grant to Immtech, and Pharm-Eco will take any action necessary to consent to the grant by UNC to Immtech of, an exclusive worldwide license to use, manufacture, have manufactured, promote, sell, distribute or otherwise dispose of any and all products based directly or indirectly on the Future Compounds (the "Future Products" and, collectively with the Current Products, the "Products").

      3.    Consideration for License.

            (a) Upon the completion of the IPO or an Alternative Financing, Immtech will issue an aggregate of 1,122,500 shares of Common Stock to Pharm-Eco or persons designated by Pharm-Eco (the "Shares") to include 275,000 Shares issued to UNC and the Consortium. Pharm-Eco will notify Immtech in writing of the persons to whom the Shares should be issued not later than 10 business days prior to the closing of the IPO or the Alternative Financing. The persons receiving any Shares hereunder will agree to restrict the transfer of such Shares for any reasonable period required by the managing underwriter of the IPO (the "Lock-Up Period").

            (b) Upon the completion of the IPO or an Alternative Financing, Immtech will issue warrants to purchase an aggregate of 1,700,000 shares of Common Stock to Pharm-Eco or persons designated by Pharm-Eco (the "Warrants") with a ten-year term from the date of issuance and an exercise price set at (i) the average closing price per share of Common Stock on any public market on which the Common Stock is traded for the 20 consecutive trading days commencing on the first day of trading after the effectiveness of the IPO (the "Post-IPO Market Price") if Immtech completes the IPO prior to an Alternative Financing or
(ii) the purchase price for shares of Common Stock in an Alternative Financing if Immtech completes an Alternative Financing prior to the IPO. The Warrants will become exercisable pursuant to the following schedule: (i) Warrants to purchase 250,000 shares of Common Stock will be exercisable after Immtech files an investigational new drug application with the FDA or the appropriate governmental authority in Germany, France the United Kingdom or Japan (any such country, an "Alternative Country") with respect to any Product and commences Phase I human clinical trials in the United States or an Alternative Country with respect to such Product, (ii) Warrants to purchase 250,000 shares of Common Stock will be exercisable after Immtech commences Phase 111 human clinical trials in the United States or any Alternative Country with respect to any Product, (iii) Warrants to purchase 500,000 shares of Common Stock will be exercisable upon receipt of final approval for the commercial sale of any Product in the European Community and (iv) Warrants to purchase 700,000 shares of Common Stock will be exercisable after Immtech files a new drug application ("NDA") with the FDA with respect to any Product (or Warrants to purchase 1,200,000 shares of Common Stock if Immtech files an NDA prior to the approval in the European Community in lieu of the Warrants issuable pursuant to (iii) above). Pharm-Eco will notify Immtech in writing of the persons to whom the Warrants should be issued, and the Warrants received by each person hereunder will vest pro rata pursuant to the schedule set forth above. At the option of the holder of any Warrant, all or any part of such Warrant may be exercised by surrendering to Immtech three shares of Common Stock underlying the Warrant for each share of Common Stock received by the holder upon exercise of the Warrant in lieu of payment to Immtech in cash of the exercise price. The Warrants will also be redeemable at the option of Immtech at $.01 per share of Common Stock underlying the Warrants on 60 days prior notice if the closing price of the Common Stock on any public market on which the Common Stock is traded averages in excess of 250% of the then current exercise price of the Warrant for a period of 20 consecutive trading days ending within 15 days of the notice of redemption. The Warrants will have customary terms regarding adjustments and related matters.

            (c) After the completion of the IPO or an Alternative Financing and upon the filing by Immtech of an NDA or ANDA with the FDA with respect to any Product, Immtech will issue an aggregate of 300,000 shares of Common Stock collectively to Pharm-Eco or persons designated by Pharm-Eco to include 200,000 shares of Common Stock to be issued to the Consortium. Pharm-Eco will notify Immtech in writing with respect to which persons will receive the shares of Common Stock issued pursuant to this paragraph 3(c).

            (d) Commencing on the day that is 30 days after the date on which UNC has obtained Consents from each of the other members of the Consortium pursuant to paragraph 9(a), Immtech will make the first of three monthly $33,333 research grants (each, a "Research Grant") to UNC, and will make two subsequent monthly Research Grants on the same day of each of the next two succeeding months until the closing of either the IPO or an Alternative Financing. After the closing of the IPO or an Alternative Financing, Immtech will make quarterly $100,000 Research Grants to UNC commencing on the final day of the month during which the closing of either the IPO or an Alternative Financing occurs, and will continue to make a Research Grant every three months thereafter until the third anniversary of the first date of the payment of a Research Grant or the expiration of the National Cooperative Drug Development Grant currently held by the Consortium, whichever occurs later.

            (e) Immtech will pay UNC an aggregate royalty (the "Royalty") of 5% of net worldwide sales of Current Products and Future Products, except as provided below in this paragraph 3(e) for Future Products derived from Future Compounds developed by Duke University (the "Future Duke Products"). With respect to the Future Duke Products and solely to the extent required by applicable federal tax law and regulations, Immtech and UNC, understanding that certain tax ramifications exist in regard to royalty rates, agree to negotiate all royalty rates for sales of each Future Duke Product in good faith at the time such Future Duke Product becomes available for licensing under Immtech's license for Future Products, but, in any event, such royalty rates will be fairly representative of royalty rates in the same industry for comparable technology negotiated at arm's length. In the event that Immtech and UNC fail to reach mutually acceptable terms within 90 days after commencement of negotiations with respect to the royalty rates to be paid to UNC for any such Future Duke Product (the "Negotiation Period"), then UNC may offer an exclusive, worldwide, royalty and fee bearing license with right to sublicense to such Future Duke Product to any third party, provided, however, that for a period of two years following the conclusion of such Negotiation Period, UNC may not offer such license to any third party on financial terms that are more favorable to the third party than those last offered by UNC to Immtech unless such more favorable terms have first been offered in writing to Immtech and either (i) Immtech has declined in writing to accept such terms or (ii) Immtech has not responded in writing within a period of 30 days after receipt of such written offer from UNC.

            (f) In the event that Immtech sublicenses its rights with respect to the Compounds or the Products pursuant to paragraph 2(c), Immtech will pay to UNC, in addition to the amount of the Royalty due under paragraph 3(e), 12.5% of all signing, milestone and other non-royalty payments made to Immtech pursuant to the sublicense arrangement, and will pay to Pharm-Eco 12.5% of all signing, milestone and other non-royalty payments made to Immtech pursuant to the sublicense arrangement.

            (g) To the extent that Immtech uses any other proprietary technology other than the Current Compounds or Future Compounds (except as provided below in this paragraph 3(g) for Future Compounds developed by Duke University) to manufacture or sell a Product, the amount of the Royalty will be reduced to the extent necessary so that the total royalties paid by Immtech with respect to such Product will not exceed 10% of the net worldwide sales of such Product, provided, however, that in no event will the amount of the Royalty be less than 3%. With respect to Future Compounds developed by Duke University and solely to the extent required by applicable federal income tax law and regulations, Immtech and UNC will negotiate in good faith for an appropriate reduction in the royalty due UNC under Immtech's license for each such Future Compound consistent with the negotiation process described in paragraph 3(e) above.

            (h) Subject to the provisions of paragraph 3(t), all license fees, milestone fees and other cash payments related to any of the Compounds that are received by Immtech will be invested in the continued development of the Compounds until more than 50% of the Warrants issued pursuant to paragraph 3(b) have been exercised or redeemed.

            (i) After the completion of the IPO or an Alternative Financing, Immtech will pay all costs to prosecute, maintain and defend all patents and patent applications relating to any Current Product or any Future Product.

      4.    Manufacture of Products.

            (a) Immtech and Pharm-Eco will each use reasonable efforts to negotiate and enter into a Manufacturing Agreement providing for the manufacture of the Current Products. The Manufacturing Agreement will set forth terms and conditions with respect to a joint venture between Immtech and Pharm-Eco for the manufacture of the Current Products either (i) by a partnership or other entity formed by Immtech and Pharm-Eco or (ii) directly by Pharm-Eco or Immtech through a profit-sharing arrangement. Immtech, at its sole discretion, may decide whether any Future Products will be manufactured through a joint venture arrangement between Immtech and Pharm-Eco.

            (b) The Manufacturing Agreement will provide with respect to any Products manufactured pursuant to the joint venture arrangement as provided by paragraph 4(a) above, Immtech and Pharm-Eco each will receive 50% of the profits derived from sales of the Products plus that respective party's costs in manufacturing, marketing and selling the Products. For these purposes, Immtech's costs will include all expenses incurred for marketing and selling Products to customers, including, without limitation, the cost associated with returned goods, the cost of FDA regulatory compliance and any royalties paid by Immtech with respect to the Products, including the Royalty. In the event that the joint venture arrangement is effected through a separate entity formed by Pharm-Eco and Immtech, each of Pharm-Eco and Immtech will have a 50% ownership interest in such entity and will recover their respective costs through contractual arrangements with the entity.

            (c) In the event that there is a disagreement or deadlock between Immtech and Pharm-Eco relating to the manufacture of Current Products, the Manufacturing Agreement will provide for terms permitting Immtech to, or Pharm-Eco to require Immtech to, make one or more payments to Pharm-Eco in lieu of the payments provided by paragraph 4(b) above with respect to one or more Current Products that such party determines should not be manufactured through a joint venture arrangement as provided by paragraph 4(a) above.

      5.    Rights to Appoint Representatives.

            (a) Upon the closing of the IPO or an Alternative Financing, Pharm-Eco will be entitled to designate for appointment one member of Immtech's Board of Directors (the "Board Designee"). Immtech will be in compliance with this paragraph 5(a) if it uses all reasonable efforts, consistent with the fiduciary obligations of its Board of Directors, to cause the Board Designee to be elected to the Board of Directors.

            (b) Upon the closing of the IPO or an Alternative Financing, UNC will be entitled to designate one person as a non-voting observer (the "Observer") of all meetings and other proceedings of the Immtech's Board of Directors, and Immtech will provide to the Observer notice of all meetings of the Board of Directors and a copy of all materials circulated among Immtech's directors.

      6. Registration Rights. Immtech, Pharm-Eco and UNC will each use reasonable efforts to negotiate and enter into a Registration Rights Agreement providing the holders of the Shares issued pursuant to paragraph 3(a) above with one demand and an unlimited number of piggyback registrations. Any such demand registration must be requested in writing by the holders of a majority of the outstanding Shares. Immtech will pay all expenses of any such registration, except for underwriters' discounts or similar selling expenses. Any such registration may be requested at any time after the end of any applicable Lock-up Period. The Registration Rights Agreement will have all other customary terms and conditions.

      7. Due Diligence. Each party hereto will afford to officers, employees, counsel, accountants and other authorized representatives reasonable access to all relevant books, records and information relating to the subject matter of this Letter Agreement.

      8. No Shop/Confidentiality: Upon the execution of this Letter Agreement and subject to the provisions in paragraph 3, Pharm-Eco and UNC each agrees not to solicit, make or accept any offers concerning any sale or license of the Compounds. Subject to the requirements of law and except as otherwise provided in this Letter Agreement, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to paragraph 7. In the event that any party is required to disclose any information or documents, such party will promptly give written notice of such disclosure proposed to be made to the other parties so that the parties can work together to limit the disclosure to the greatest extent possible and, in the event that any party is legally compelled to disclose any information, to seek a protective order or other appropriate remedy or both.

      9.    Cooperation:

            (a) The parties hereto recognize that the rights with respect to the Compounds and the Products are held jointly by the members of the Consortium, and that UNC does not have the right to grant a license to the Compounds or the Products without the consent of the other members of the Consortium. UNC will use reasonable efforts to obtain the agreement of each of the other members of the Consortium to be bound by the terms of this Letter Agreement (the "Consents"). After Consents have been received from each of the other members of the Consortium, all references to "UNC" in this Letter Agreement shall be deemed to refer to the "Consortium." The rights and obligations of the parties hereto pursuant to paragraphs 1,2,3,4,5 and 6 shall be subject to receipt of Consents from each of the members of the Consortium.

            (b) Immtech, Pharm-Eco and UNC each shall cooperate in good faith and use reasonable efforts to obtain any necessary third party consents, finalize and execute the Definitive Agreements and associated schedules and any other documents or agreements necessary to effect transactions described in this Letter Agreement, and each party hereto will take all reasonable actions necessary to maintain their respective intellectual property rights that are the subject of this Letter Agreement. UNC's acceptance of this Letter Agreement is expressly conditioned upon the issuance or assignment to Immtech of a license with terms substantially similar to those contained in the August 1993 license from UNC to Pharm-Eco through a Definitive Agreement or as otherwise agreed, except to the extent that such terms are contrary to any of the provisions of this Letter Agreement. Any such Definitive Agreement will include provisions whereby Immtech agrees to indemnify UNC from general liability and products liability claims relating to Immtech's license granted it by UNC, and whereby Immtech undertakes to acquire and maintain insurance coverage in an amount reasonably adequate to provide such indemnification.

      10. Termination. This Letter Agreement may be terminated (i) by any party if neither an IPO generating gross proceeds of at least $5 million nor an Alternative Financing generating gross proceeds of at least $5 million has been closed within nine months of the date of this Letter Agreement, (ii) by the agreement in writing of all of the parties hereto, including pursuant to a Definitive Agreement or (iii) by Immtech if UNC has not obtained Consents from each of the other members of the Consortium within 30 days after the date hereof.

      11. Governing Law: This Letter Agreement shall be governed by the internal laws of the State of North Carolina.

      12. Assignment: This Letter Agreement may not be assigned without the written consent of each of the other parties hereto.

      13. Counterparts: This Letter Agreement may be executed in one or more counterparts which shall be effective as original agreements of the parties executing such counterpart. Original signatures transmitted by facsimile shall be effective to create such counterparts.

      IN WITNESS WHEREOF, this Letter Agreement shall be effective as a binding agreement among the parties hereto upon being fully executed by the parties indicated below and shall remain in effect as a Letter Agreement upon the terms and conditions provided herein or until superseded by the execution and delivery by the parties of a Definitive Agreement.

Execution Date: January 15, 1997


The University of North Carolina            Immtech International, Inc.
  at Chapel Hill


By: /s/ Francis J. Meyer 3/12/97            By: /s/ T. Stephen Thompson
    --------------------                        -----------------------
Name:  Francis J. Meyer, Ph.D.              Name:  T. Stephen Thompson
Title: ASSOCIATE VICE PROVOST               Title: President and Chief Executive
       FOR TECHNOLOGY DEVELOPMENT                  Officer
Pharm-Eco Laboratories, Inc.


By: /s/ David J Wade
    ----------------
Name:  David J Wade
Title: Core Coordinator

                                    EXHIBIT A


INVENTION                                            FILED IN                       ISSUED-App. OR PATENT #

Dications - Treatment of Pneumocystis carinii        US                             US - June 12, 1990 4,933,347
Pneumonia (0RS88-4)

Dications - Treatment of Leishmaniasis               US                             US - April 13, 1993 5,202,320
             (0RS88-4)

Dications - Treatment of Malaria                     US, EPO, Argentina,            US - April 27, 1993 5,206,236
             (0RS88-4)                               Brazil, Australia, Canada      EPO - March 1, 1995 0,366,066
                                                     China, Denmark, Israel,        Argentina - May 31, 1995 248,011
                                                     Japan, Mexico, Pakistan,       Australia - Jan 25, 1993 626,033
                                                     Philippines, Korea,            Mexico - August 30, 1995 179,371
                                                     Switzerland, Venezuela,        Pakistan - Oct. 19, 1989 131,965
                                                     Finland, India, Norway,        Switzerland - Apr 30, 1996
                                                     Taiwan                         Venezuela - Jan 5, 1996

Dications - Treatment of Fungal Infections           US                             DIV-08/641,510
             (0TD95-51)                                                             USSN-08/472,996

HIV - Inhibition of the Integrase Enzyme             US, PCT, Australia, Brazil,    US- 08,185,079 NZ-279619
             (0RS94-34)                              Canada, Japan, New             PCT- PCT/US95/01599
                                                     Zealand, EPO, Venezuela        AU- 16798/95 VZ-503-96
                                                                                    EPO- 95908504.4
Dications - Detection of nucleic acids and           US, PCT
  cytoskeleton elements (0RS94-43)

Inhibition of Pneumocystis carinii Pneumonia         US, PCT, Argentina, Israel,    US - May 28, 1996 5,521,189
             (0RS94-81)                              South Africa, Taiwan           DIV-08/564,879

Inhibition of Giardia Lamblia                        US, PCT, Argentina, Israel,
             (0RS94-81)                              South Africa, Taiwan

Inhibition of Cryptosporidium parvum                 US, PCT, Argentina, Israel,
             (0RS94-81)                              South Africa, Taiwan

Inhibition of Pneumocystis carinii Pneumonia         US, Canada, PCT, Japan,        US - June 27, 1995 5,428,051
             (0RS93-17)                              Brazil, Australia, New
                                                     Zealand, EPO, Venezuela

Prodrugs for PCP Infection                           US                             USSN-08/558,716
             (0RS95-50)
Methods of Treating Microbial Infections             US                             USSN-08/474,440
             (0TD95-48)                                                             USSN-08/477,876

TIDWELL                                                                             PCT/US96/08972

                           IMMTECH INTERNATIONAL, INC.
                1890 Maple Avenue, Suite 110, Evanston, IL 60201
                                Tel:847-869-0033
                                Fax: 847-869-0045

                                February 17, 1997

Pharm-Eco Laboratories, Inc.
128 Spring Street
Lexington, MA 02173
Tel: 617-861-9303
Fax: 617-861-9386

                        Re: Side Letter to Research Collaboration Agreement

      Immtech International, Inc. ("Immtech") and Pharm-Eco Laboratories, Inc. ("Pharm-Eco") are parties to a Letter Agreement with The University of North Carolina at Chapel Hill dated January 15, 1997 regarding the Formation of Research Collaboration (the "Research Collaboration Agreement"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Research Collaboration Agreement. In order to clarify the rights and obligations between Immtech and Pharm-Eco as provided by the Research Collaboration Agreement, and without modifying any of the terms of the Research Collaboration Agreement, the parties hereto agree as follows:

      1.    Patent Expenses

            (a) Immtech will fund the reasonable fees and expenses ("Patent Costs") up to a maximum of $150,000 incurred by the patent firm of Bell, Seltzer, Park, and Gibson (the "Patent Firm") from November 12, 1996 until the completion by Immtech of an IPO or an Alternative Financing for the prosecution of patents for Current Compounds. Immtech will have the right to review all documents prepared by the Patent Firm relating to the Compounds. Immtech will not be obligated to fund the Patent Costs with respect to any new patent filings made after the date of this Agreement unless Immtech has given its written approval for such patent filing prior to the filing. Immtech will pay the Patent Costs as reflected in invoices from the Patent Firm promptly after Immtech has received a copy of the invoice, provided, however, that Immtech will have the right to question any unreasonable Patent Costs and may delay payment of the Patent Costs until the satisfactory resolution of any such dispute.

            (b) If, after the completion of an IPO or the Alternative Financing, Immtech ceases to pay the costs to prosecute, maintain or defend the patents and patent applications relating to any Compound (any such Compound, an "Abandoned Compound"), Immtech will use reasonable efforts to provide that Pharm-Eco will have the right to use the Abandoned Compound at Pharm-Eco's expense, provided, however, that if Immtech ceases to pay patent costs with respect to an Abandoned Compound at any time after Immtech has spent an aggregate of $500,000 or more for patent costs for all Compounds, Pharm-Eco's use of the Abandoned Compound will be subject to an annual royalty payment from Pharm-Eco to Immtech. The annual royalty payments to Immtech will be 1.5% for the first $150 million in sales for any year, 1% for sales between $150 million and $300 million for any year, and 0.75% for sales greater than $300 million for any year.

      2. Warrants Pharm-Eco, by written notice to Immtech, may convert any exercisable Warrants granted by Immtech pursuant to paragraph 3(b) of the Research Collaboration Agreement into shares of Common Stock at a ratio of three Warrants for each share of Common Stock.

      3.    Manufacturing Joint Venture

            (a) Immtech and Pharm-Eco agree to use reasonable efforts to form a joint venture (the "Joint Venture") for the manufacture and commercialization of the initial compounds DAP-092 (for treatment of Cryptosporidium parvum infections) and the prodrug for Pentamidine (for oral treatment of Pneumocystis carinii pneumonia) (the "Initial Compounds") substantially on the terms set forth on Exhibit A hereto, subject to the prior receipt of any consent required from the Consortium.

            (b) In order to accelerate the development of the Compounds for clinical trials, Pharm-Eco and Immtech may agree to incur costs that would be billed to the Joint Venture and repaid from an IPO or an Alternative Financing. Pharm-Eco and Immtech will prepare a plan (including a milestone and a budget) for work to be performed by each party prior to the commencement of any work.

      4. License of Initial Compounds If Immtech is unable to complete an IPO or an Alternative Financing as provided by the Research Collaboration Agreement, Pharm-Eco will take all reasonable actions (including, without limitation, obtaining any necessary consents from the Consortium) to provide Immtech with a license to use the Initial Compounds on substantially the terms provided in paragraph 2(b) of the Research Collaboration Agreement. If Immtech receives a license to the Initial Compounds pursuant to this paragraph, Immtech will (a) pay all costs for maintaining Pharm-Eco's rights to the Initial Compounds as provided by the current written agreement between Pharm-Eco and the Consortium, including, without limitation, by paying Patent Costs for the Initial Compounds, and (b) immediately issue to the Joint Venture for the benefit of Pharm-Eco 25% of the Shares and 25% of the Warrants, provided that Pharm-Eco will have the right to convert such Warrants into shares of Common Stock as provided by paragraph 2(a) of this Agreement.

      5. Definition of Costs In paragraph 4(b) of the Research Collaboration Agreement, the term "costs" in the case of manufactured products is agreed to include a gross manufacturing margin of 60% determined as described in Exhibit A hereto.

      6. Governing Law: This Agreement shall be governed by the internal laws of the State of Illinois.

      7. Assignment: This Agreement may not be assigned without the written consent of the other party hereto.

      8. Counterparts: This Agreement may be executed in one or more counterparts which shall be effective as original agreements of the parties executing such counterpart. Original signatures transmitted by facsimile shall be effective to create such counterparts.

Immtech International, Inc.

By: /s/ T. Stephen Thompson
    -----------------------
Name:  T. Stephen Thompson
Title: President and Chief Executive Officer

Pharm-Eco Laboratories, Inc.


By: /s/ David J. Wade
    -----------------
Name:  David J. Wade
Title: Core Coordinator


By: /s/ Richard Gabriel
    -------------------
Name:  Richard Gabriel
Title: Core Coordinator


By: /s/ Salah A. Zahr
    -----------------
Name:  Salah A. Zahr
Title: Core Coordinator


By: /s/ Monica Tamborini
    --------------------
Name:  Monica Tamborini
Title: Core Coordinator

                                                            Exhibit A

                 Outline of a Joint Venture Relationship between
          Immtech International, Inc. and Pharm-Eco Laboratories, Inc.

      This outline sets forth the principal terms for the formation of a joint venture (the "Joint Venture") between Immtech International, Inc. ("Immtech") and Pharm-Eco Laboratories, Inc. ("Pharm-Eco") pursuant to the Letter Agreement dated January 15, 1997 among Immtech, Pharm-Eco and The University of North Carolina at Chapel Hill regarding the Formation of Research Collaboration (the "Research Collaboration Agreement"). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Research Collaboration Agreement. The purpose of the Joint Venture is to facilitate the movement of the Current Compounds from research into the marketplace and to manufacture and sell these compounds and other drug products at the highest possible profit. Immtech and Pharm-Eco believe that the most effective way to move the Current Compounds into the marketplace is for Pharm-Eco to focus its efforts on synthesizing and manufacturing the Current Compounds and for Immtech to focus its efforts on the clinical development, licensing and marketing of the Current Compounds.

      1. Structure of the Joint Venture Immtech and Pharm-Eco will form the Joint Venture as a partnership, corporation or other legal entity. Each of Pharm-Eco and Immtech will have a 50% ownership interest in the Joint Venture (after taking into account each party's contribution to the Joint Ventures capital) and will recover their respective costs through contractual arrangements with the Joint Venture. The agreement with respect to the formation of the Joint Venture will set forth a reasonable valuation of each party's contribution to the Joint Venture's capital. The organizational documents for the Joint Venture will provide for satisfactory means to resolve potential deadlocks between Immtech and Pharm-Eco in the management of the Joint Venture.

      2.    Contribution of Technology to the Joint Venture

            (a) The first two Compounds to be developed through the Joint Venture will be DAP-092 (for treatment of Cryptosporidium parvum infections) and pentamidine analog prodrugs (for oral treatment of Pneumocystis carinii pneumonia) (the "Initial Compounds"). All other Compounds will become candidates for development by the Joint Venture only upon Immtech's prior written approval. Products produced from the Initial Compounds or from any other Compounds developed by the Joint Venture pursuant to this paragraph 2(a) are referred to herein as "Joint Venture Products."

            (b) Once any Compound is selected for development by the Joint Venture, Immtech and Pharm-Eco will evaluate the steps necessary for the development of that Compound and will jointly prepare a development plan (the "Development Plan") setting forth the methodology and timetable for preclinical, clinical and commercial production and marketing of that Compound.

            (c) As provided herein, Pharm-Eco will provide services to the Joint Venture for the manufacture of the Joint Venture Products and the preparation of all documentation for regulatory filings for the Joint Venture Products, and Immtech will provide services to the Joint Venture for the development and management of the Joint Venture Products, including preclinical and clinical testing and marketing and selling the Joint Venture Products.

      3.    Manufacture of Joint Venture Products by Pharm-Eco

            (a) Pharm-Eco will manufacture Joint Venture Products for the Joint Venture subject to the terms of this paragraph 3. Pharm-Eco will manufacture the Joint Venture Product for the Joint Venture in a timely manner based upon the milestones set forth in the Development Plan. Pharm-Eco will use reasonable efforts to build a new manufacturing facility with adequate capacity to manufacture Joint Venture Products derived from the Initial Compounds at the quantities and at the times set forth in the Development Plan for preclinical trials, clinical trials and commercial sale. Pharm-Eco will give the Joint Venture manufacturing priority so that Immtech can begin clinical trials and commercialization as soon as is reasonably possible.

            (b) Pharm-Eco will have the option to manufacture for the Joint Venture the first $20 million annually of each Joint Venture Product. Once annual purchases of a Joint Venture Product manufactured by Pharm-Eco exceed $20 million, the Joint Venture, at Immtech's option and upon such terms as Immtech deems appropriate, may contract with Immtech or a third party to manufacture such Joint Venture Product. Notwithstanding the foregoing, Pharm-Eco will manufacture the clinical trial material and early GMP production of active pharmaceutical ingredients for human trials for the Initial Compounds.

            (c) In consideration for the manufacture of Joint Venture Products, Pharm-Eco will bill the Joint Venture only for Pharm-Eco's Manufacturing Cost and related non-manufacturing costs. As used herein, "Manufacturing Cost" consists of (i) direct costs ("Direct Manufacturing Costs") incurred by Pharm-Eco in the manufacture of Joint Venture Products, including material costs, waste, packaging, shipping, labeling, labor, quality control, quality assurance and manufacturing overhead, and (ii) a gross margin of 60%. If Direct Manufacturing Costs exceed 25% of the Joint Venture's net sales for any Joint Venture Product, then the amount by which the Direct Manufacturing Costs exceed 25% will be deducted from Pharm-Eco's share of the Joint Venture's profits. Pharm-Eco will keep diligent records of its Direct Manufacturing Costs and will allow representatives of Immtech to review such records upon request. Pharm-Eco will bill the Joint Venture for its non-manufacturing costs without a gross margin.

            (d) If Immtech elects to have the Joint Venture use Immtech or a third party for the manufacture of any Joint Venture Products as permitted by paragraph 3(b) above, the Joint Venture will pay Pharm-Eco a royalty of 2% on sales of the Joint Venture Product not manufactured by Pharm-Eco until such sales reach $100 million and a royalty of 1% on sales greater than $100 million. The foregoing royalty payment is in lieu of any royalty payments to which Pharm-Eco may otherwise be entitled pursuant to paragraph 3(e) below.

            (e) If Immtech and Pharm-Eco determine that Pharm-Eco will manufacture any Joint Venture Product exclusively for sale in the United States and Canada (the "Territory"), and that Immtech or a third party will receive a license to manufacture such Joint Venture Product for sale outside of the Territory, the Joint Venture will make an annual royalty payment to Pharm-Eco with respect to such Joint Venture Product. The annual royalty payments to Pharm-Eco will be 1.25% for the first $150 million in sales for any year, 1% for sales between $150 million and $300 million for any year, and 0.75% for sales greater than $300 million for any year. The foregoing royalty payment is in lieu of any royalty payments to which Pharm-Eco may otherwise be entitled pursuant to paragraph 3(d) above.

      4.    Research. Development and Marketing by Immtech

            (a) Immtech will provide services to the Joint Venture for the research, development and marketing of Joint Venture Products, including preclinical and clinical testing, regulatory approval, formulation and marketing. Immtech will use reasonable efforts to diligently develop the Joint Venture Products in accordance with the milestones set forth in the Development Plan. Immtech may contract with outside firms to the extent it deems advisable to efficiently develop the Joint Venture Products.

            (b) In consideration for the development of Joint Venture Products, Immtech will bill the Joint Venture only for Immtech's Direct Development Cost. As used herein, "Direct Development Cost" consists of direct marketing, sales and other non-manufacturing costs incurred by Immtech in the development, marketing and sale of Joint Venture Products, including, without limitation, sales and marketing expenses (but excluding costs associated with hiring, equipping and training sales and marketing employees) and costs associated with preclinical and clinical trials and regulatory filings. Immtech's Direct Development Costs will be recovered without margin. Sales or marketing expenditures for multiple Joint Venture Products will be allocated among the Joint Venture Products. Immtech will keep diligent records of its Direct Development Costs and will allow representatives of Pharm-Eco to review such records upon request.

      5. Licenses of Compounds Other than Joint Venture Compounds. Any Products or Compounds (other than Joint Venture Products) that are licensed to any third party by Immtech or that are manufactured directly by Immtech will be subject to a royalty payment by Immtech to Pharm-Eco. The annual royalty payments to Pharm-Eco will be 1.5% for the first $150 million in sales for any year, 1% for sales between $150 million and $300 million for any year, and 0.75% for sales greater than $300 million for any year. Pharm-Eco will also receive 12.5% of all licensing fees and milestone payments as provided by paragraph 3(f) of the Research Collaboration Agreement.

      6. Termination of the Joint Venture If either Immtech or Pharm-Eco is in material and continuing breach of its obligations to the Joint Venture, the Joint Venture, at the option of the nonbreaching Joint Venture partner, may terminate the breaching partner's contract with the Joint Venture and obtain such services from a third party.

                          AMENDMENT TO LETTER AGREEMENT

This Amendment to the Letter Agreement dated January 15, 1997 among Immtech International, Inc., The University of North Carolina at Chapel Hill and Pharm-Eco Laboratories, Inc. (the "Letter Agreement") is effective as of October 15, 1997.

                                    RECITALS

A. Immtech has not completed an IPO or the Alternative Financing required by Paragraph 1 of the Letter Agreement within the nine month period specified in Paragraph 10 thereof, permitting any of the parties to terminate the Letter Agreement as of the date of this Amendment.

B. Immtech has requested an extension of time to permit it to complete an IPO or obtain the Alternative Financing.

C. UNC and Pharm-Eco are willing to grant an extension of time to Immtech on the conditions specified below.

                                  AGREEMENT

1. UNC and Pharm-Eco agree to extend the Letter Agreement until January 15, 1998, provided that (a) during such period Immtech pays the sum of $33,000 per month for support of Dr. Richard Tidwell's research covered by the Letter Agreement. Payment for the first two months shall be made no later than November 7, 1997 and for the third month by December 7, 1997, (b) Immtech shall pay, as amounts become due, up to $50,000 in fees and expenses charged UNC by UNC's patent counsel during the period of the extension and (c) Immtech shall pay UNC any arrearages in research support accrued prior to the date of this Amendment within thirty days of the closing of an IPO or Alternative Financing.

2. Immtech agrees to provide UNC and Pharm-Eco with timely notice of and the opportunity to participate in any substantive discussions and any meetings with potential investors, including, but not limited to, Arch Venture Partners and Bank America Ventures.

3. Paragraph 8 of the Letter Agreement, No Shop/Confidentiality, is deleted from the Letter Agreement.

4. Capitalized terms used herein have the same meanings given them in the Letter Agreement.

5. Other than as amended herein, the Letter Agreement remains in full force and effect.

The University of North Carolina        Pharm-Eco Laboratories, Inc.
    at Chapel Hill


By: _____________________________       By: _____________________________

Title: __________________________       Title: __________________________

Date: ___________________________       Date: ___________________________

Immtech International, Inc.


By: /s/ T. Stephen Thompson
    -----------------------
Title: President and CEO
Date:  Nov 20, 1997

                      SECOND AMENDMENT TO LETTER AGREEMENT

This Amendment to the Letter Agreement dated January 15, 1997 among Immtech International, Inc., The University of North Carolina at Chapel Hill and Pharm-Eco Laboratories, Inc. (the "Letter Agreement") is effective as of January 15, 1998.

                                    RECITALS

A. Immtech has not completed an IPO or the Alternative Financing required by Paragraph 1 of the Letter Agreement within the nine month period specified in Paragraph 10 thereof, as extended until January 15, 1998 by the Amendment to Letter Agreement effective October 15, 1997, permitting any of the parties to terminate the Letter Agreement as of the effective date of this Amendment.

B. Immtech has requested an extension of time to permit it to complete an IPO or obtain the Alternative Financing.

C. UNC and Pharm-Eco are willing to grant an extension of time to Immtech on the conditions specified below.

                                    AGREEMENT

1. In return for Immtech providing a $200,000 Research Grant to Dr. Richard Tidwell's laboratory at UNC on or before May 5, 1998, UNC and Pharm-Eco agree to extend the Letter Agreement until May 5, 1998, to allow Immtech time to enter into a commitment to complete the IPO or the Alternative Financing with a third-party. Upon receipt of the $200,000 and entrance by Immtech into a commitment as described above, the Letter Agreement will automatically be extended until September 31, 1998. Within thirty days of closing of the IPO or Alternative Financing, Immtech shall (a) replenish Dr. Tidwell's UNC Department of Pathology & Laboratory Medicine trust fund of all monies spent due to the delay in receipt of the Research Grants, currently about $150,000 and (b) provide each of UNC and Pharm-Eco with 50,000 common (504-tradeable) shares of Immtech stock. These shares shall be in addition to Immtech's obligation to provide Common Stock and Warrants described in the Letter Agreement.

2. Paragraph 1(b) of the Letter Agreement, Financing, is modified with "$10,000,000" being replaced with "$4,000,000".

3. Immtech agrees to provide UNC and Pharm-Eco with timely notice of and the opportunity to participate in any substantive discussions and any meetings with potential investors.

4. The last sentence of Paragraph 3(d) of the Letter Agreement, Consideration for License, is modified to read "After the closing of the IPO or an Alternative Financing, Immtech will make quarterly $100,000 Research Grants to UNC commencing on the final day of the month during which the closing of either the IPO or an Alternative Financing occurs, and will continue to make a $100,000 Research Grant every three months thereafter until, at a minimum, the third anniversary of the completion of the IPO or Alternative Financing."

5. Paragraph 3(i) of the Letter Agreement, Consideration for License, is modified to read "Prior to and after the completion of the IPO or an Alternative Financing, Immtech will pay all costs to prosecute, maintain and defend all patents and patent applications relating to any Compounds or Products. Immtech shall have forty-five days from the receipt of invoice from UNC to pay all amounts owed under this Paragraph 3(i)."

6. Paragraph 10 of the Letter Agreement, Termination, is amended by adding the following: "(iv) Prior to Immtech raising ten million dollars ($10,000,000) pursuant to Paragraph 11 below, by UNC if Immtech does not pay all amounts owed under this Letter Agreement within forty-five days of receipt of written notice from UNC indicating the overdue status of such amounts. Immtech's right to pay overdue amounts noticed hereunder shall be limited to two overdue events in any calendar year. Any subsequent failure to pay amounts owed hereunder in the time allotted shall entitle UNC to terminate this Letter Agreement, (v) After Immtech raises ten million dollars ($10,000,000), by UNC if Immtech's cumulative invoices from UNC are greater than one thousand dollars ($1,000), are more than forty-five days overdue, and Immtech has received written notice from UNC giving the company forty-five days notice to pay all overdue amounts. Immtech's right to pay overdue amounts noticed hereunder shall be limited to two overdue events in any calendar year. Any subsequent failure to pay amounts owed hereunder in the time allotted shall entitle UNC to terminate this Letter Agreement.

7. Paragraph 3(f) of the Letter Agreement, Consideration for License, is amended by adding the following: "To the extent that such signing, milestone and other non-royalty payments are used by Immtech to fund research and clinical development of the Compounds, then UNC and Pharm-Eco will each be paid 2.5% of such amounts paid to Immtech.

8. Immtech shall pay UNC thirty-five thousand dollars ($35,000) by May 5th, 1998 as advance payment for patent expenses incurred in patenting the dication compounds.

9. Limited License. Upon raising four million dollars ($4,000,000), Immtech will be granted the license described in Paragraph 2 of the Letter Agreement, however said license shall be limited to use of the dication compounds (as described in Exhibit A of that Agreement) as antimicrobial agents. If additional uses for the dication compounds are discovered by the Consortium, UNC may offer to include them in the limited license described herein in return for Immtech's agreement to pay the expenses associated with preparing, filing, and maintaining a US patent on that new use. Alternatively, if UNC decides not to offer the additional uses for the dication compounds to Immtech, it agrees not to offer them to any third party until the sooner of Immtech filing for bankruptcy or failing to raise ten million dollars within two years of the latest date of signature below.

      The initial five million dollars ($5,000,000) in funds raised by Immtech, i.e., the four million dollars referenced above plus an additional one million dollars, will be applied to the advancement of the dication compounds. Once Immtech has raised more than ten million dollars ($10,000,000), the grant of license will revert, in its entirety, to that described in the Letter Agreement.

10. Termination for Bankruptcy. In the event that Immtech files for bankruptcy because of insolvency prior to raising ten million dollars ($10,000,000), the limited license described in Paragraph 9 above shall terminate except for those compounds for which INDs have been filed with the FDA, or for which human clinical trials have been started by Immtech. After such bankruptcy filing, the survival of Immtech's license to those compounds for which INDs have been filed or for which human clinical trials have been started will be for no more than two years from the date of Immtech's bankruptcy filing. If, in UNC's sole judgment, Immtech has after its bankruptcy filing proceeded with significant development of the compounds, then UNC may choose not to terminate Immtech's license.

11. Failure to Raise Funds. In the event that Immtech is not able to raise ten million dollars ($10,000,000) in initial funds within two years of the latest date of signature below, the limited license described in Paragraph 9 above may be terminated at UNC and Pharm-Eco's discretion, except for those compounds for which INDs have been filed with the FDA, or for which human clinical trials have been started by Immtech. In order to maintain its license with respect to the compounds for which INDs have been filed with the FDA, or for which human clinical trials have been started, Immtech will have one additional year beyond the two years described above to establish a program for financing the continued development of these compounds. The financing program, which may include collaboration or a sublicense with a third party, must be reasonably sufficient in UNC's judgment to complete the clinical testing of these compounds. Failure to establish a financing program satisfactory to UNC, will result in termination of Immtech's license with respect to that compound.

12. Capitalized terms used herein have the same meaning given them in the Letter Agreement.

13. Other than as amended herein and in the prior Amendment effective October 15, 1997, the Letter Agreement remains in full force and effect.


The University of North Carolina         Pharm-Eco Laboratories, Inc.
at Chapel Hill


By: /s/ [ILLEGIBLE]                      By: /s/ [ILLEGIBLE]
    ---------------                          ---------------
Title: Director, Office of               Title: Core Coordinator
       Technology Development            Date:  5/22/98
Date:  May 14, 1998


Immtech International, Inc.


By: /s/ T. Stephen Thompson
    -----------------------
Title: President and CEO
Date:  May 12, 1998